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EXHIBIT 5.1

February 9, 2004

Medwave, Inc.
435 Newbury Street
Suite 206
Danvers, MA 01923-1065

Ladies and Gentlemen:

Re:    Registration Statement on Form S-3

This opinion is delivered in our capacity as counsel to Medwave, Inc (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") of a Registration Statement on Form S-3 (the "Registration Statement") relating to 1,110,000 shares of common stock, $0.01 par value per share (the "Registered Shares"), which the Company issued or will issue pursuant to a Common Stock Purchase Agreement dated January 8, 2004 (the "Agreement").

As counsel for the Company, we have examined copies of the Agreement and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

Members of our firm are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, The Commonwealth of Massachusetts, and the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Registered Shares are, or will be upon issuance and delivery against payment therefore pursuant to the Agreement, legally issued, fully paid and non-assessable shares of the Company's common stock under the Delaware General Corporation Law.

We hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/  GOODWIN PROCTER LLP
GOODWIN PROCTER LLP

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